                                                                                                                         Exhibit #12

                                            CORNING INCORPORATED AND SUBSIDIARY COMPANIES

                         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                                (Dollars in millions, except ratios)

                                                                    Three Months
                                                                        Ended                       Fiscal Year Ended
                                                                 -------------------  ---------------------------------------------
                                                                March 31,  March 31,  Dec. 31,  Dec. 31,  Jan. 1,  Jan. 2,  Jan. 3,
                                                                  1997       1996      1996      1995      1995     1994     1993
                                                                ---------  ---------  --------  --------  -------  -------  -------
Income from continuing operations before taxes on income          $154.5    $100.1    $487.3    $406.1     $343.8   $ 74.3   $156.2
Adjustments:
  Share of earnings (losses) before taxes of 50% owned companies    18.5      20.9     130.3      95.2       89.0   (137.0)   103.2
  Earnings (losses) before taxes of greater than 50%
    owned unconsolidated subsidiary                                            0.7       0.7      (3.1)      (4.0)    (3.1)    (2.1)
  Distributed income of less than 50% owned companies
    and share of loss if debt is guaranteed                                                                   2.1      4.5     (4.3)
  Amortization of capitalized interest                               3.5       2.9      11.8       9.6       13.3     13.0     11.8
  Fixed charges net of capitalized interest                         41.3      30.9     127.0     102.3      148.5    110.1    103.5
                                                                  ------    ------    ------    ------     ------   ------   ------

Earnings before taxes and fixed charges as adjusted               $217.8    $155.5    $757.1    $610.1     $592.7   $ 61.8   $368.3
                                                                  ======    ======    ======    ======     ======   ======   ======

Fixed charges:
  Interest incurred                                               $ 29.0    $ 20.8    $ 86.7    $ 79.7     $ 77.5   $ 63.3   $ 53.1
  Share of interest incurred of 50% owned companies and interest
   on guaranteed debt of less than 50% owned companies              10.0       7.6      38.7      10.2       60.8     40.9     42.0
  Interest incurred by greater than 50% owned unconsolidated
    subsidiary                                                                                     0.7        0.8      0.8      0.9
  Portion of rent expense which represents interest factor           5.3       5.2      20.1      19.3       17.5     13.4     15.8
  Share of portion of rent expense which represents interest
    factor for 50% owned companies                                   0.7       0.7       1.4       2.7        9.4      9.1      9.2
  Portion of rent expense which represents interest factor for
    greater than 50% owned unconsolidated subsidiary                                                          0.1      0.1      0.1
  Amortization of debt costs                                         0.7       0.4       3.4       0.9        2.0      1.8      1.5
                                                                  ------    ------    ------    ------     ------   ------   ------

Total fixed charges                                                 45.7      34.7     150.3     113.5      168.1    129.4    122.6
Capitalized interest                                                (4.4)     (3.8)    (23.3)    (11.2)     (19.6)   (19.3)   (19.1)
                                                                  ------    ------    ------    ------     ------   ------   ------

Total fixed charges net of capitalized interest                   $ 41.3    $ 30.9    $127.0    $102.3     $148.5   $110.1   $103.5
                                                                  ======    ======    ======    ======     ======   ======   ======

Preferred dividends:
  Preferred dividend requirements                                 $  3.8    $  3.9    $ 15.7    $ 15.7     $  8.2   $  2.1   $  2.2
  Ratio of pre-tax income to income before minority interest
    and equity earnings                                              1.5       1.5       1.5       1.4        1.5      0.9      1.2
                                                                  ------    ------    ------    ------     ------   ------   ------
  Pre-tax preferred dividend requirement                             5.7       5.9      23.6      22.0       12.3      1.9      2.6

Total fixed charges                                                 45.7      34.7     150.3     113.5      168.1    129.4    122.6
                                                                  ------    ------    ------    ------     ------   ------   ------

Fixed charges and pre-tax preferred dividend requirement          $ 51.4    $ 40.6    $173.9    $135.5     $180.4   $131.3   $125.2
                                                                  ======    ======    ======    ======     ======   ======   ======

Ratio of earnings to combined fixed charges and preferred
  dividends                                                          4.2x      3.8x      4.3x      4.5x      3.3x       --     2.9x
                                                                   ======    ======    ======    ======    ======   ======   ======
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Earnings did not cover combined fixed charges and preferred dividends by $69.5 in the fiscal year ended January 2, 1994.